AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

                                                                                                                                                  Issuer Free Writing Prospectus
Relating to S-3 Registration Statement
Filed Pursuant to Rule 433
Registration Nos. 333-179092
and 333-179092-01
March 5, 2012
AEP Texas Central Transition Funding III LLC
Issuing Entity

$800,000,000

Senior Secured Transition Bonds
Transaction Summary

AEP Texas Central Transition Funding III LLC (the “Issuing Entity”) is issuing $800,000,000 of Senior Secured Transition Bonds, in three tranches (the “Bonds”).  The Bonds are senior secured obligations of the Issuing Entity supported by Transition Property which includes the right to a special, irrevocable nonbypassable charge (“Transition Charge”) imposed on retail electric customers in the service territory of AEP Texas Central Company (“TCC”) based on their consumption of electricity as discussed below.  The utility restructuring provisions of the Public Utility Regulatory Act mandate that Transition Charges be adjusted annually, and the Public Utility Commission of Texas (the “PUCT”) requires that adjustments or “true-ups” occur semi-annually (or, if there are any Bonds outstanding following the last scheduled final payment date, quarterly), and permits such true-ups to occur more frequently, if necessary to ensure the expected recovery of amounts sufficient to timely provide all scheduled payments of principal and interest on the Bonds (the “True-up Mechanism”).  The PUCT guarantees it will act pursuant to the financing order to ensure such recoveries as described below.

A special statute, the Texas Electric Utility Restructuring Act, enacted in June 1999 (as amended, the “Restructuring Act”), authorizes the PUCT to issue irrevocable financing orders supporting the issuance of transition bonds.  One of the purposes of the Restructuring Act was to lower the cost to consumers of the transition to a competitive retail electricity market in Texas.  TCC has a legal right to recover certain transition-to-competition costs.  This transaction enables TCC to recover its remaining transition-to-competition costs.  The PUCT issued an irrevocable financing order to TCC on January 12, 2012 (the “Financing Order”).  Pursuant to the Financing Order, TCC established the Issuing Entity as a bankruptcy remote special purpose subsidiary company to issue the Bonds.

In the Financing Order, the PUCT authorized a Transition Charge to be imposed on retail electric customers who purchase electricity in TCC’s service territory (approximately 787,000 customers as of December 31, 2011) to pay principal and interest on the Bonds and other administrative expenses of the offering.  TCC as servicer will collect Transition Charges on behalf of the Issuing Entity and remit the Transition Charges to the Indenture Trustee.

The PUCT has guaranteed that it will act pursuant to the Financing Order as expressly authorized by the Restructuring Act to ensure that expected Transition Charge revenues are sufficient to pay on a timely basis scheduled principal of and interest on the Bonds.

The Bonds are not a liability of TCC or any of its affiliates (other than the Issuing Entity).  The Bonds are not a debt or general obligation of the State of Texas, the PUCT or any other governmental agency or instrumentality, and are not a charge on the full faith and credit or taxing power of the State of Texas or any other governmental agency or instrumentality.

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any Bonds in any jurisdiction where such offer or sale is prohibited.  Please read the important information and qualifications on page 15 of this Preliminary Term Sheet.

Morgan Stanley	Barclays Capital	Citigroup
Goldman, Sachs & Co.	Ramirez & Co., Inc.	RBS	Wells Fargo Securities

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

$800,000,000

AEP Texas Central Transition Funding III LLC
Issuing Entity

Senior Secured Transition Bonds

Summary of Terms

Anticipated Fixed Rate Bond Offering

Tranche1	Expected Weighted Average Life (Years)2	Expected Size3($)	Scheduled Final Payment Date4	Scheduled Sinking Fund Payments Begin	No. of Scheduled Semi-annual Sinking Fund Payments
A-1	3.00	$307,300,000	12/1/2017	12/1/2012	11
A-2	7.00	$179,400,000	6/1/2020	12/1/2017	6
A-3	10.76	$313,300,000	12/1/2024	6/1/2020	10

Issuing Entity and Capital Structure
AEP Texas Central Transition Funding III LLC, a special purpose Delaware limited liability company wholly owned by AEP Texas Central Company (“TCC”).  The Issuing Entity has no commercial operations.  The Issuing Entity’s organizational documents and transaction documents prohibit it from engaging in any activities other than acquiring the Transition Property (defined below), issuing the Bonds, and performing other activities as specifically authorized by the Financing Order.

In addition to the Transition Property, the Issuing Entity is capitalized with an upfront cash deposit equity contribution of 0.5% of the Bonds’ initial principal amount issued (held in the capital subaccount) and has created an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining after all payments on the Bonds have been made.

Our Relationship with the PUCT
Pursuant to the Financing Order,

•           The PUCT or its designated representative has a decision-making role co-equal with TCC with respect to the structuring, marketing and pricing of the Bonds and all matters related to the structuring, marketing and pricing of the Bonds will be determined through a joint decision of TCC and the PUCT or its designated representative,

•           TCC is directed to take all necessary steps to ensure that the PUCT or its designated representative is provided sufficient and timely information to allow the

1 Each tranche pays sequentially.
2 The weighted average lives assume a closing date of March 15, 2012.
3 Tranche sizes are preliminary and subject to change.
4 The final maturity (i.e., the date by which the principal must be repaid to prevent a default) of each tranche of the Bonds is 12/1/2018 in the case of Tranche A-1, 6/1/2021 in the case of Tranche A-2, and 3/1/2026 in the case of Tranche A-3.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

PUCT or its designated representative to fully participate in, and exercise its decision-making power over, the proposed securitization, and

•           The servicer will file periodic adjustments to transition charges with the PUCT on our behalf.

We have agreed that certain reports concerning transition charge collections will be provided to the PUCT.

Seller, Sponsor and Initial Servicer
TCC, a Texas corporation, is a State of Texas regulated electric utility providing transmission and distribution service in southern Texas.  At December 31, 2011, TCC provided transmission and distribution service to approximately 787,000 metered retail electric customers covering a service territory of approximately 44,000 square miles.  TCC is an operating subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company based in Columbus, Ohio.  The Bonds do not constitute a debt, liability or other legal obligation of TCC or AEP.  TCC, acting as the initial servicer, and any successor or assignee servicer, will service the transition property securing the Bonds under a servicing agreement.

Securities Offered	Senior secured bonds, as listed above, scheduled to pay principal semi-annually and sequentially in accordance with the expected sinking fund schedule. See “Sinking Fund Schedule.”
Expected Ratings	“AAAsf”/ “Aaa(sf)”/ “AAA(sf)” by Fitch, Moody’s and S&P, respectively.
Payment Dates and Interest Accrual
Interest payable semi-annually, June 1st and December 1st.  Interest will be calculated at a fixed rate on a 30/360 basis.  The first scheduled payment date is December 1, 2012.

Interest is due on each payment date and principal is due upon the final maturity date for each tranche.

Optional Redemption	None. Non-call for the life of the Bonds.
Average Life Profile	Stable. Prepayment is not permitted. Extension is possible but the risk is statistically remote.
Credit/Security
Pursuant to the Financing Order, the irrevocable right to impose, collect and receive a nonbypassable electricity consumption-based Transition Charge (the “Transition Property”) from retail electric customers (approximately 787,000 customers as of December 31, 2011).  The law and the PUCT require that Transition Charges be set and adjusted to collect amounts sufficient to pay principal and interest on a timely basis. See also “Issuing Entity and Capital Structure” and “Statutory True-up Mechanism for Payment of Scheduled Principal and Interest.”

Transition Property
The Transition Property securing the Bonds is not a pool of receivables.  It consists of  all the rights and interests of TCC under the Financing Order transferred to the Issuer in connection with the issuance of the Bonds, including the irrevocable right to impose, collect and receive nonbypassable Transition Charges and the right to implement the True-up Mechanism.  Transition Property is a present property right created by the Restructuring Act and the Financing Order and protected by the State Pledge described below.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Nonbypassable Transition Charges
The Restructuring Act mandates and the Financing Order requires the imposition and collection of Transition Charges from all existing and future retail electric customers located within TCC’s service territory, subject to certain limitations specified in the Restructuring Act, even if those customers elect to purchase electricity from another supplier or choose to operate new on-site generation or if the utility goes out of business and its service area is acquired by another utility or is municipalized.   In connection with the issuance of the Bonds, TCC has sold the right to impose and collect such Transition Charges to the Issuing Entity.

Statutory True-up Mechanism for Payment of Scheduled Principal and Interest
The Restructuring Act mandates that Transition Charges on retail electric customers be adjusted at least annually, and the PUCT’s Financing Order requires such true-ups to occur semi-annually (or, if there are any Bonds outstanding following the last scheduled final payment date, quarterly), and permits such true-ups to occur more frequently, if necessary to ensure the expected recovery of amounts sufficient to provide timely payment of scheduled principal and interest on the Bonds and replenish draws on the capital subaccount.  In the Financing Order, the PUCT guarantees that it will act pursuant to the Financing Order as expressly authorized by the Restructuring Act to ensure that expected Transition Charge revenues are sufficient to timely pay scheduled principal and interest on the Bonds.

There is no “cap” on the level of Transition Charges that may be imposed on retail electric customers, to pay on a timely basis scheduled principal and interest on the Bonds.  Through the True-Up Mechanism, which adjusts for undercollections of transition changes due to any reason, retail electric customers share in the liabilities of all other retail electric customers for the payment of Transition Charges.

Obligations of the State of Texas and the PUCT
The Financing Order provides that the True-Up Mechanism and all other obligations of the State of Texas and the PUCT set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Texas and the PUCT.

State Pledge
The State of Texas has pledged in the Restructuring Act that it will not take or permit any action that would impair the value of the Transition Property or reduce, alter or impair the Transition Charges until the Bonds are fully repaid or discharged, other than specified true-up adjustments to correct any overcollections or undercollections. No voter initiative or referendum process exists in Texas, unlike in some other states.

Tax Treatment	Fully taxable; treated as debt of TCC for U.S. federal income tax purposes.
Type of Offering	SEC registered.
ERISA Eligible	Yes, as described in the base prospectus.

OTHER CONSIDERATIONS

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Relationship to the Series 2002-1 Transition Bonds and Series 2006-A Transition Bonds
The Bonds are the third series of transition bonds which TCC has sponsored.

In February 2002, AEP Texas Central Transition Funding LLC, or TCC Funding I, a special purpose, wholly owned subsidiary of TCC, issued $797,334,897 of Series 2002-1 transition bonds in accordance with a financing order issued by the PUCT on March 27, 2000.

In October 2006, AEP Texas Central Transition Funding II LLC, or TCC Funding II, a special purpose, wholly owned subsidiary of TCC, issued $1,739,700,000 of Series 2006-A transition bonds in accordance with a financing order issued by the PUCT on June 21, 2006.

TCC currently acts as servicer with respect to the Series 2002-1 Transition Bonds and the Series 2006-A Transition Bonds.

Interest on and principal of both the Series 2002-1 Transition Bonds and the Series 2006-A Transition Bonds have been paid on a timely basis, with payments of principal made in accordance with their expected amortization schedules.

Neither TCC Funding I nor TCC Funding II will have any obligations under the Bonds, and the Issuing Entity will have no obligations under the Series 2002-1 Transition Bonds or the Series 2006-A Transition Bonds.  In addition, neither TCC Funding I nor TCC Funding II has any obligations in respect of the transition bonds issued by the other.  The security pledged to secure the Bonds will be separate from the security that is securing the Series 2002-1 Transition Bonds and the Series 2006-A Transition Bonds.  Although the Issuing Entity, TCC Funding I and TCC Funding II will each have its own transition property, and its own separate accounts for holding collections of transition charges, transition charges relating to the Bonds and transition charges relating to the Series 2002-1 Transition Bonds and the Series 2006-A Transition Bonds will be collected through bills to retail electric providers that include all charges related to the use of TCC’s transmission and distribution system to deliver electricity consumed by retail electric customers.  In the event a retail electric provider does not pay in full all amounts owed under any bill including transition charges, TCC is required to allocate any resulting shortfalls in transition charges ratably based on the amounts of transition charges owing to us in respect of the Bonds, owing to TCC Funding I in respect of the Series 2002-1 Transition Bonds, owing to TCC Funding II in respect of the Series 2006-A Transition Bonds, and for other amounts owing to TCC for electric delivery services.

Initial Transition Charge as a Percentage of Customer’s Total Electricity Bill
An estimate of the initial Transition Charge for the Bonds and the estimated aggregate initial Transition Charge for the Bonds together with the Series 2002-1 Transition Bonds and the Series 2006-A Transition Bonds (i) would represent approximately 3% and 14%, respectively, of the total bill received by a 1,000 kWh residential customer of the largest retail electric provider in TCC’s service territory as of December, 2011; and (ii) would represent approximately 3% and 13%, respectively, of the average total bill received by a 1,000 kWh residential customer in TCC’s service territory as of December, 2011 (based on the average of offered rates published on the PUCT website for retail electric providers operating in TCC’s service territory).

Structuring Bookrunner	Morgan Stanley & Co. LLC
Joint Bookrunners	Barclays Capital Inc. and Citigroup Global Markets Inc.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Co-Managers	Goldman, Sachs & Co., Samuel A. Ramirez & Company, Inc., RBS Securities Inc. and Wells Fargo Securities, LLC.

SETTLEMENT
Indenture Trustee	U.S. Bank National Association
Expected Settlement	March [__], 2012, settling flat. DTC, Clearstream and Euroclear.
Use of Proceeds	Used to pay the expenses of the issuance and sale of the Bonds and to purchase the Transition Property from TCC. TCC will use the sales price of the Transition Property to reduce debt or equity.
More Information	For a complete discussion of the proposed transaction, please read the base prospectus and the accompanying prospectus supplement when available.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

*
Includes all individuals, corporations, other business entities, the State of Texas and other federal, state and local governmental entities who purchase electricity in TCC’s service territory, with limited exceptions.  As of December 31, 2011, TCC had approximately 787,000 retail customers.  During the twelve months ended December 31, 2010, approximately 22% of TCC’s total deliveries were to industrial customers, approximately 38% were to commercial customers and approximately 39% were to residential customers.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Key Questions and Answers on Statutory True-Up Mechanism

Q1:	Could the Financing Order be rescinded or altered or the PUCT fail to act to implement the True-up Mechanism?

A:           No.  The Financing Order is irrevocable.  The True-up Mechanism and all other obligations of the State of Texas and the PUCT set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Texas and the PUCT.

Q2:	Could the Restructuring Act be repealed or altered in a manner that will impair the value of the security or prevent timely repayment of the Bonds?

A:           No.  The Restructuring Act provides that the State of Texas cannot take or permit any action that impairs the value of the security or the timely repayment of the Bonds.

Q3:
Are there any circumstances, or any reason, in which the True-up Mechanism would not be applied to customer bills, e.g., economic recession, temporary power shortages, blackouts, bankruptcy of the parent company?

A:           No.  Once the Bonds are issued, the provisions of the irrevocable Financing Order that relate to the Bonds (including the True-up Mechanism) are unconditional.  If collections differ from forecasted revenues, or if necessary to ensure the expected recovery of amounts sufficient to timely provide payment of all amounts due on the Bonds, regardless of the reason, TCC is required annually to submit to the PUCT an adjustment to the Transition Charges as necessary to ensure expected recovery of amounts sufficient to provide timely payment of principal and interest on the Bonds, and TCC must make such adjustment semi-annually if TCC forecasts that transition charge collections during the next 12-month period will be insufficient to timely make all scheduled payments of principal and interest on the Bonds and any other amounts payable in respect of the Bonds or to replenish the capital subaccount to its required level.  True-up adjustments may also be made by TCC under the Financing Order more frequently at any time, without limits as to frequency, in order to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Bonds.  The PUCT will confirm the mathematical accuracy of the submission and approve the imposition of the adjusted Transition Charges within 15 days.  After this approval, the adjusted charges will immediately be reflected in the customer’s next bill.  Any errors identified by the PUCT will be corrected in the next true-up adjustment.

Q4:           Can customers avoid paying Transition Charges if they switch electricity providers?

A:           No.  The Restructuring Act provides that the Transition Charges are nonbypassable and, through the True-up Mechanism, all retail electric customers cross share in the liabilities of all other retail electric customers for the payment of Transition Charges.  “Nonbypassable” means that these charges are collected from existing retail customers of a utility and future retail electric customers located within the utility’s historical certificated service area as it existed on May 1, 1999, subject to certain limitations specified in the Restructuring Act and the Financing Order.  The Issuing Entity is generally entitled to collect Transition Charges from the retail electric providers serving those customers even if those customers elect to purchase electricity from another supplier or choose to operate new on-site-generation equipment, or if the utility goes out of business and its service area is acquired by another utility or is municipalized.

Q5:           Is there any cap or limit on the amount of the Transition Charges for any customer?

A:           No. There is no dollar cap on the imposition of Transition Charges.  Transition Charges cannot be imposed on retail customers, however, for service rendered after the 15th anniversary date of the issuance of the Bonds.  Such time limit, however, does not prohibit recovery of Transition Charges for service rendered during the 15-year period but not actually collected until after the 15-year period.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Q6:           What happens if, for any reason, electricity usage and, as a result, related Transition Charges, are less than projected at any time over the life of the Bonds?

A:           The Transition Charges paid by retail electric customers will be increased to ensure payment of the Bonds pursuant to the true-up mechanism.

Q7:           What if customers leave TCC’s service territory or fail to pay the Transition Charges?

A:           In the event customers leave TCC’s service territory or fail to pay the Transition Charges and undercollections result or are projected to result, the true-up mechanism allows TCC to recalculate the subsequent Transition Charges such that those customers who do pay will make up the difference.

Q8:           How is this transaction different from previous TCC securitizations?

A.           This transaction has an enhanced true-up mechanism, including a mandatory semi-annual true-up in the case of undercollections.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Expected Sinking Fund Schedule*

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Tranche Size	$307,300,000	$179,400,000	$313,300,000
Date
12/1/2012	$34,734,369	-	-
6/1/2013	26,203,056	-	-
12/1/2013	32,506,199	-	-
6/1/2014	26,194,599	-	-
12/1/2014	32,999,031	-	-
6/1/2015	26,533,644	-	-
12/1/2015	33,149,791	-	-
6/1/2016	26,768,781	-	-
12/1/2016	33,408,072	-	-
6/1/2017	27,027,503	-	-
12/1/2017	7,774,955	25,871,982	-
6/1/2018	-	27,458,064	-
12/1/2018	-	34,247,292	-
6/1/2019	-	28,125,748	-
12/1/2019	-	34,919,469	-
6/1/2020	-	28,777,445	19,413
12/1/2020	-	-	35,617,281
6/1/2021	-	-	29,658,834
12/1/2021	-	-	36,615,928
6/1/2022	-	-	30,674,915
12/1/2022	-	-	37,651,215
6/1/2023	-	-	31,725,134
12/1/2023	-	-	38,715,900
6/1/2024	-	-	32,806,618
12/1/2024	-	-	39,814,763
Total Payments	$307,300,000	$179,400,000	$313,300,000

*           Preliminary; subject to change.  May not total due to rounding.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Expected Amortization Schedule*

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Tranche Size	$307,300,000	$179,400,000	$313,300,000
Date
Closing Date	$307,300,000	$179,400,000	$313,300,000
12/1/2012	272,565,631	179,400,000	313,300,000
6/1/2013	246,362,576	179,400,000	313,300,000
12/1/2013	213,856,376	179,400,000	313,300,000
6/1/2014	187,661,777	179,400,000	313,300,000
12/1/2014	154,662,747	179,400,000	313,300,000
6/1/2015	128,129,102	179,400,000	313,300,000
12/1/2015	94,979,311	179,400,000	313,300,000
6/1/2016	68,210,530	179,400,000	313,300,000
12/1/2016	34,802,458	179,400,000	313,300,000
6/1/2017	7,774,955	179,400,000	313,300,000
12/1/2017	-	153,528,018	313,300,000
6/1/2018	-	126,069,954	313,300,000
12/1/2018	-	91,822,662	313,300,000
6/1/2019	-	63,696,914	313,300,000
12/1/2019	-	28,777,445	313,300,000
6/1/2020	-	-	313,280,587
12/1/2020	-	-	277,663,306
6/1/2021	-	-	248,004,472
12/1/2021	-	-	211,388,543
6/1/2022	-	-	180,713,629
12/1/2022	-	-	143,062,414
6/1/2023	-	-	111,337,280
12/1/2023	-	-	72,621,380
6/1/2024	-	-	39,814,763
12/1/2024	-	-	-

* Preliminary; subject to change.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Statutory True-up Mechanism for Payment of Scheduled Principal and Interest

The Restructuring Act mandates that the Transition Charges will be adjusted at least annually, and the irrevocable Financing Order in addition requires such adjustments to occur semi-annually (or, if there are any Bonds outstanding following the last scheduled final payment date, quarterly), if determined necessary to ensure the expected recovery of amounts sufficient to provide all timely payments of principal and interest and other required amounts and charges in connection with the Bonds.  True-up adjustments may also be made by TCC under the Financing Order more frequently at any time, without limits as to frequency, in order to ensure the expected recovery of such amounts.

The following describes the mechanics for implementing the Mandatory Annual True-up mechanism on retail electric customers based on their consumption of electricity. (See also “Key Questions and Answers on Statutory True-up Mechanism” on page 8.)

MANDATORY ANNUAL TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

STEP 1:
Each year, TCC, as servicer, computes the total dollar requirement for the Bonds for the coming 12 months, which includes scheduled principal and interest payments and all other permitted costs of the transaction, adjusted to correct any prior undercollection or overcollection.

STEP 2:	TCC allocates this total dollar requirement among specific customer classes.

STEP 3:	TCC forecasts consumption by each customer class.

STEP 4:	TCC divides the total dollar requirement for each customer class by the forecasted consumption to determine the Transition Charge for that customer class.

STEP 5:
TCC must make a true-up filing with the PUCT, specifying such adjustments to the Transition Charges as may be necessary, regardless of the reason for the difference between forecasted and required collections.  The PUCT will approve the adjustment within 15 days and adjustments to the Transition Charges are immediately reflected in customer bills.

MANDATORY INTERIM TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

TCC, as servicer, must seek an interim true-up once every six months (or quarterly after the last scheduled maturity date of the Bonds) if the servicer forecasts that Transition Charge collections will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the Bonds on a timely basis during the current or next semi-annual payment period and to replenish the capital subaccount for the Bonds to its required level.

The following describes the mechanics for implementing the Mandatory Interim True-Up mechanism.

STEP 1:
Every six months, TCC computes the total dollar requirement for the Bonds for the coming 12 months, which includes scheduled principal and interest payments and all other permitted costs of the transaction.

STEP 2:	TCC forecasts consumption by each customer class.

STEP 3:	If TCC determines the Transition Charge will not be sufficient for such purposes, TCC shall allocate this dollar requirement among specific customer classes.

STEP 4:	TCC divides the total dollar requirement for each customer class by the forecasted consumption to determine the Transition Charge for that customer class.

STEP 5:
TCC must make a true-up filing with the PUCT, specifying such adjustments to the Transition Charges as may be necessary, regardless of the reason for the difference between forecasted and required collections. The PUCT will approve the adjustment within 15 days and adjustments to the Transition Charges are immediately reflected in customer bills.

OPTIONAL INTERIM TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

Additionally, TCC, as servicer, may implement an additional true-up adjustment at any time during the term of the Bonds to correct any undercollection or overcollection to assure timely payment of the Bonds.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

STABLE AVERAGE LIVES

Severe stress cases on electricity consumption result in no measurable changes in the weighted average lives of each tranche.

Weighted Average Life Sensitivity
		-5% (1.64 Standard Deviations from Mean)		-15% (4.94 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	3.00	3.00	0	3.01	1
A-2	7.00	7.00	0	7.00	0
A-3	10.76	10.76	0	10.76	0

* Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made:  (i) the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.64 standard deviations from mean) or 15% (4.94 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the Transition Charges semi-annually, (iii) customer charge-off rates are held constant at 1.376% for the residential class and 1.376% for all other classes of customers, (iv) retail electric providers remit all Transition Charges one month after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the Bonds, (vii) a permanent loss of all customers has not occurred and (viii) the Closing Date is March 15, 2012. There can be no assurance that the weighted average lives of the Bonds will be as shown.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

Glossary

“Security”
All assets held by the Indenture Trustee for the benefit of the holders of the Bonds.  The Issuing Entity’s principal asset securing the Bonds is the Transition Property.  The Transition Property is not a receivable, and the principal credit supporting the Bonds is not a pool of receivables.  It is the irrevocable right to impose, collect and receive nonbypassable Transition Charges and is a present property right created by the Restructuring Act and the Financing Order and expressly protected by the State of Texas’ pledge not to take or permit any action that would impair its value.

“Service Territory”
TCC’s service territory of approximately 44,000 square miles is the area within which TCC and the Issuing Entity may impose Transition Charges on retail customers, and consists of the geographical certificated service area of TCC as it existed on May 1, 1999.

“Sinking Fund”	The amortization method providing for sequential payments of scheduled principal of each tranche. Please see “Sinking Fund Schedule.”
“Transition Charges”
Transition Charges are statutorily-created, nonbypassable, consumption-based per kilowatt hour, per kilowatt or per kilovolt-Amperes charges, authorized to be imposed on all retail customers within TCC’s service territory.  Transition Charges are irrevocable and payable, through retail electric providers, by retail electric customers as long as they continue to use electricity at any facilities located within TCC’s service territory even if such electricity is self-generated using new on-site generation, subject to limited exceptions.  There is no “cap” on the level of Transition Charges that may be imposed on future retail electric customers to timely pay scheduled principal and interest on the Bonds.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

The Issuing Entity and TCC have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-179092 and 333-179092-01) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity has filed with the SEC for more complete information about the Issuing Entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  You can also obtain copies of the registration statement from the SEC upon payment of prescribed charges, or you can examine the registration statement free of charge at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at (1-866-718-1649).

This Preliminary Term Sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this Preliminary Term Sheet relates.  The prospectus and the prospectus supplement contain material information not contained herein, and the prospective purchasers are referred to the prospectus and prospectus supplement, including the final prospectus and prospectus supplement. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary, and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale.  This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the transition charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

Neither the SEC nor any state securities commission has approved or disapproved of the Bonds or determined if this Preliminary Term Sheet is truthful or complete. Any representation to the contrary is a criminal offense.

Price and availability of the Bonds are subject to change without notice.

Neither the State of Texas nor the PUCT is acting as an agent for TCC or the Issuing Entity or any of their affiliates in connection with the sale of the Bonds.

A contract of sale will come into being no sooner than the date on which the relevant tranche has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

NOTICE TO RESIDENTS OF SINGAPORE

THIS PRELIMINARY TERMSHEET HAS NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE, AND THE BONDS WILL BE OFFERED PURSUANT TO EXEMPTIONS UNDER THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SECURITIES AND FUTURES ACT”).  ACCORDINGLY, THE BONDS MAY NOT BE OFFERED OR SOLD OR MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE NOR MAY THIS PRELIMINARY TERMSHEET OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF BONDS BE CIRCULATED OR DISTRIBUTED WHETHER DIRECTLY OR INDIRECTLY TO ANY PERSON IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1) OF THE SECURITIES AND FUTURES ACT, OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SECURITIES AND FUTURES ACT, AND IN ACCORDANCE WITH THE CONDITIONS, SPECIFIED IN SECTION 275 OF THE SECURITIES AND FUTURES ACT, OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SECURITIES AND FUTURES ACT.

NOTICE TO RESIDENTS OF THE PEOPLE’S REPUBLIC OF CHINA

THE BONDS SHALL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA, EXCLUDING HONG KONG, MACAU AND TAIWAN, (THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE BONDS.

THIS PRELIMINARY TERMSHEET DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE STATE DOES NOT REPRESENT THAT THIS PRELIMINARY TERMSHEET MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY BONDS MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING.  IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE ISSUING ENTITY WHICH WOULD PERMIT A PUBLIC OFFERING OF ANY BONDS OR THE DISTRIBUTION OF THIS PRELIMINARY TERMSHEET  IN THE PRC.  ACCORDINGLY, THE BONDS ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PRELIMINARY TERMSHEET OR ANY OTHER DOCUMENT.  NEITHER THIS PRELIMINARY TERMSHEET NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

NOTICE TO RESIDENTS OF JAPAN

THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE ACT OF JAPAN (ACT NO. 25 OF 1948, AS AMENDED, THE “FIEA”), AND EACH UNDERWRITER HAS  REPRESENTED AND AGREED THAT IT WILL NOT OFFER OR SELL ANY OF THE BONDS, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (AS DEFINED UNDER ITEM 5, PARAGRAPH 1, ARTICLE 6 OF THE FOREIGN EXCHANGE AND FOREIGN TRADE ACT (ACT NO. 228 OF 1949, AS AMENDED)) OR TO, OR FOR THE BENEFIT OF OTHERS FOR REOFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO A RESIDENT OF JAPAN, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH THE FIEA AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES AND REGULATIONS OF JAPAN.

NOTICE TO RESIDENTS OF HONG KONG

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY BONDS OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571) OF HONG KONG AND ANY RULES MADE UNDER THAT ORDINANCE; OR (B) IN OTHER

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES ORDINANCE (CAP.  32) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THAT ORDINANCE; AND IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE BONDS, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO BONDS WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) AND ANY RULES MADE UNDER THAT ORDINANCE.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA

IN RELATION TO EACH MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”), EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE (THE “RELEVANT IMPLEMENTATION DATE”) IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE TRANSITION BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE PRIOR TO THE PUBLICATION OF A PROSPECTUS IN RELATION TO THE TRANSITION BONDS WHICH HAS BEEN APPROVED BY THE COMPETENT AUTHORITY IN THAT MEMBER STATE OR, WHERE APPROPRIATE, APPROVED IN ANOTHER RELEVANT MEMBER STATE AND PUBLISHED AND NOTIFIED TO THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE, ALL IN ACCORDANCE WITH THE PROSPECTUS DIRECTIVE AS IMPLEMENTED IN THAT RELEVANT MEMBER STATE OR FOLLOWING, IN EITHER CASE, TWELVE MONTHS AFTER SUCH PUBLICATION, EXCEPT THAT IT MAY, WITH EFFECT FROM AND INCLUDING THE RELEVANT IMPLEMENTATION DATE, MAKE AN OFFER OF SUCH BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE:

(A)           SOLELY TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE);

(B)           TO FEWER THAN 100 NATURAL OR LEGAL PERSONS (OR, IF THE RELEVANT MEMBER STATE HAS IMPLEMENTED THE RELEVANT PROVISION OF THE 2010 AMENDING DIRECTIVE, 150 NATURAL OR LEGAL PERSONS) OTHER THAN QUALIFIED INVESTORS AS DEFINED IN THE PROSPECTUS DIRECTIVE, SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE REPRESENTATIVE OF THE UNDERWRITERS FOR ANY SUCH OFFER; OR

(C)           IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE,

PROVIDED THAT NO SUCH OFFER OF THE TRANSITION BONDS SHALL REQUIRE THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE OR SUPPLEMENT A PROSPECTUS PURSUANT TO ARTICLE 16 OF THE PROSPECTUS DIRECTIVE.

FOR PURPOSES OF THIS PROVISION, THE EXPRESSION AN “OFFER OF THE TRANSITION BONDS TO THE PUBLIC” IN RELATION TO ANY TRANSITION BONDS IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE TRANSITION BONDS TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE TRANSITION BONDS, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT MEMBER STATE, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE OR AMENDING MEASURE IN EACH RELEVANT MEMBER STATE AND THE EXPRESSION “2010 AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EC.

AEP Texas Central Transition Funding III LLC	Preliminary Term Sheet	March 5, 2012

NOTICE TO RESIDENTS OF UNITED KINGDOM

EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT (I) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE TRANSITION BONDS IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND (II) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE TRANSITION BONDS IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.